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                                 EXHIBIT 99.1


     On November 4, 1996, the Registrant issued the following press release:

"FOR IMMEDIATE RELEASE                             Contact:    Donald H. Stevens
----------------------                                            (303) 572-3900

                   BARRETT RESOURCES ACQUIRES 14.0 MMBO AND

                22.3 BCF OF RESERVES IN THE UINTA BASIN OF UTAH


DENVER, COLO., NOVEMBER 4, 1996 -- Barrett Resources Corporation announced today that the Company has acquired producing and non-producing oil and gas properties in the Altamont-Bluebell Field in the Uinta Basin of Utah from an unnamed party.

     The purchase price is a combination of a trade of Barrett properties valued at $16.0MM, cash of $13.8MM and 50,000 shares of Barrett common stock which totals $31.55MM.

     Barrett has purchased 120 operated wells with an average working interest of 80% along with undeveloped acreage. The total net proved reserves purchased, supported by a Ryder-Scott Reserve Report, are 14.0 MMBO and 22.3 BCF. Barrett expects to spend up to $40MM in recompletions and drilling to fully develop these reserves over the next few years.

     The Barrett properties that the Company is trading in this transaction are primarily located in the Permian Basin of Texas and the Green River Basin of Wyoming. The total booked reserves traded by Barrett are 2.6 MMBO and 7.2 BCF.

     Paul M. Rady, President and Chief Operating Officer of Barrett stated "This acquisition increases Barrett's exposure to oil reserves and immediately provides Barrett with a large production and operating base in the Altamont-Bluebell oil field in the Uinta Basin. We believe that there is a significant amount of oil left to recover through behind-pipe recompletions and infill drilling in this property."

     Barrett Resources is a Denver-based independent natural gas and oil exploration and production company that is also involved in gas gathering, marketing and trading activities. Barrett's properties are focused primarily in the Rocky Mountain region of Colorado and Wyoming, the Mid-Continent region of Kansas and Oklahoma and the Gulf of Mexico.



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